UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 21, 2007
Commission File No. 001-10403
TEPPCO Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	76-0291058 (I.R.S. Employer Identification Number)
1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)

(713) 381-3636
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          The information set forth under Item 2.03 hereof is incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
          On December 21, 2007, the Partnership entered into a Term Credit Agreement (the “Credit Agreement”) with SunTrust Bank, as the Administrative Agent, and the banks and financial institutions party thereto. The Credit Agreement matures on December 19, 2008 and provides the Partnership a borrowing capacity of $1,000,000,000. The material terms of the Credit Agreement include:
          The Credit Agreement provides the Partnership multi-draw funding options whereby prior to January 1, 2008, term loans may be drawn in up to three separate borrowings and after January 1, 2008, term loans may be drawn in up to five separate drawings, each in a minimum amount of $75,000,000. Amounts repaid may not be reborrowed and the principal amount of all term loans are due and payable in full on the maturity date. The Partnership’s obligations under the Credit Agreement are unsecured.
          The Partnership is required to make mandatory principal prepayments on the outstanding term loans from 100% of the net cash proceeds received by the Partnership or any of its subsidiaries from any asset sale made outside the ordinary course of business, and issuances of debt or equity.
          Amounts borrowed under the Credit Agreement will bear interest at a variable rate selected by the Partnership at the time of each borrowing equal to the base rate or the LIBOR rate plus an applicable margin. The base rate is the greater of (a) the annual interest rate most recently announced by SunTrust Bank as its prime lending rate and (b) the sum of the federal funds rate plus 0.5%. The applicable margin with respect to LIBOR rate borrowings is based on the Partnership’s senior unsecured non-credit enhanced long-term debt rating (the “Reference Rating”) issued by S&P and Moody’s as follows:

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5
		Reference	Reference	Reference
		Rating at	Rating at	Rating at
	Reference	least BBB+	least BBB by	least BBB-
	Rating	by S&P	S&P and	by S&P and	Reference
	higher than	and Baa1	Baa2 by	Baa3 by	Rating Lower
Basis for Pricing	Level 2	by Moody’s	Moody’s	Moody’s	Than Level 4
Applicable Margin	37.5	45.0	55.0	72.5	85.0
(expressed in basis points)
          provided, however, the applicable margin set forth above shall be increased during certain periods as follows:

          (1) during the period from and including December 21, 2007 through December 31, 2007, the applicable margin shall be the amount shown above plus an additional 12.5 basis points per annum;
          (2) during the period from and including July 1, 2008 through September 30, 2008, the applicable margin shall be the amount shown above plus an additional 25.0 basis points per annum; and
          (3) during the period from and including October 1, 2008 through the maturity date, the applicable margin shall be the amount shown above plus an additional 50.0 basis points per annum.
          The Credit Agreement contains various covenants related to the Partnership’s ability, and the ability of certain subsidiaries of the Partnership, to, among other things, incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions and enter into certain restrictive agreements. The Credit Agreement also requires the Partnership to satisfy a leverage ratio test. As of the last day of each fiscal quarter, the ratio of consolidated funded debt to pro forma EBITDA for the four consecutive fiscal quarter period ending on such date shall be less than 5.00 to 1.00; provided, that if the Partnership consummates an acquisition permitted by the Credit Agreement, the required threshold will be increased to 5.50 to 1.00 for the last day of the fiscal quarter in which the acquisition occurred and the last day of the first full fiscal quarter following such quarter.
          In general, the Credit Agreement provides for the following, among other, events of default, which could result in acceleration of amounts due and payable under the facility:
▪	the failure to pay principal and interest, or other amounts when due;

▪	the failure to observe or perform covenants under the Credit Agreement or related documents;

▪	any representation or warranty listed in the Credit Agreement proves to have been incorrect in any material respect when made;

▪	failure to make any payment when due under (i) the 7.51% senior notes due 2028 (the “Notes”) or the 6.45% notes issued by its operating subsidiary, TE Products Pipeline Company, LLC (as successor to TE Products Pipeline Company, Limited Partnership, “TE Products”), (ii) the 7.625% or 6.125% senior notes issued by the Partnership, or (iii) any other debt owed by the Partnership or any of its subsidiaries individually or collectively of at least $25,000,000, or the failure to observe covenants related to any such indebtedness, the effect of which is to cause or to permit any holder thereof to cause such debt to become due before its stated maturity or regularly scheduled payment dates;

▪	insolvency or the commencement of proceedings under insolvency, receivership or similar laws or similar bankruptcy-type default provisions with respect to the Partnership or certain of its subsidiaries;

▪	the entry of one or more judgments against the Borrower or any subsidiary in an aggregate amount exceeding $25,000,000;

▪	the occurrence of certain events relating to ERISA, which are reasonably expected to have a material adverse effect;

▪	a final non-appealable order is issued seeking to cause the Partnership or certain subsidiaries to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry or similar law or any governmental authority condemns, seizes or otherwise appropriates or takes custody or control of all or any substantial portion of the Partnership’s or a subsidiary’s assets and, in either case, such event constitutes a material adverse event;

▪	a change of control occurs; or

▪	any material provisions of the Credit Agreement or related loan documents cease to be valid and binding on any party thereto.
          The Partnership’s obligations under the Credit Agreement are guaranteed by the following subsidiaries, TEPPCO Midstream Companies, LLC, Val Verde Gas Gathering Company, L.P., TCTM, L.P. and TE Products.
          SunTrust Bank and certain other lenders under the Credit Agreement and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Partnership and its affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.
          The foregoing summary of the Credit Agreement is only a summary of certain provisions of the Credit Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Credit Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Credit Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
          On December 26, 2007, TE Products delivered notice to The Bank of New York, as Trustee, that it will redeem all of the Notes in accordance with the terms of the Indenture dated as of January 27, 1998, between TE Products and the Trustee. As of December 26, 2007, the outstanding aggregate principal amount of the Notes was $175 million.
          The redemption date will be January 28, 2008, and the redemption price will be 103.755% of the principal amount plus accrued and unpaid interest to the date of redemption. On and after the redemption date, interest on the Notes will cease to accrue, and all rights of the holders of the Notes will cease, except for the right to receive the redemption price and accrued and unpaid interest to the date of redemption. The notice of redemption was provided to registered holders of the Notes on December 26, 2007.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.
          On December 27, 2007, the general partner of the Partnership amended the Partnership’s agreement of limited partnership in order to comply with the New York Stock Exchange’s eligibility rules regarding the Depository Trust Company’s Direct Registration System. A copy of amendment is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

3.1	First Amendment to Fourth Amended and Restated Partnership Agreement of TEPPCO Partners, L.P. dated as of December 27, 2007.

10.1	Term Credit Agreement dated as of December 21, 2007, by and among TEPPCO Partners, L.P., the banks and other financial institutions party thereto and SunTrust Bank, as the administrative agent for the lenders.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.
(Registrant)

By:	Texas Eastern Products Pipeline Company, LLC
General Partner

Date: December 28, 2007	/s/ PATRICIA A. TOTTEN Patricia A. Totten
Vice President and
General Counsel

Exhibit Index

Exhibit
Number	Description

3.1	First Amendment to Fourth Amended and Restated Partnership Agreement of TEPPCO Partners, L.P. dated as of December 27, 2007.

10.1	Term Credit Agreement dated as of December 21, 2007, by and among TEPPCO Partners, L.P., the banks and other financial institutions party thereto and SunTrust Bank, as the administrative agent for the lenders.